Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS 3Q08 EARNINGS OF $0.80 PER SHARE
– 11.1% Revenue Growth; Record Operating Margin of 15.9%; Backlog Grows $1.2B to $4.2B –

Princeton, New Jersey, October 22, 2008 – Covance Inc. (NYSE: CVD) today reported earnings for its third quarter ended September 30, 2008 of $0.80 per diluted share, representing 15.9% year-over-year EPS growth.

“In the third quarter, Covance’s broad portfolio of market-leading drug development services delivered net revenue growth of 11.1%, record operating margin of 15.9%, and unprecedented new orders,” said Joe Herring, Chairman and Chief Executive Officer. “During the quarter, we signed a landmark, ten-year strategic collaboration with Eli Lilly to provide a broad range of early and late-stage development services and to purchase Lilly’s 450 acre early drug development campus in Greenfield, Indiana for $50 million. This groundbreaking asset transfer and services agreement provides tangible evidence that large pharmaceutical companies are challenging their vertically integrated business models and leveraging CRO expertise to make their cost structures more flexible and accelerate new product development timelines.

“Early Development grew revenues by 8.0% and had operating margin of 25.5% in the third quarter as strong results in North American preclinical labs were offset by softness in clinical pharmacology and slower European growth which was further impacted by the weakening of the British pound. We anticipate a sequential jump in revenue and operating income dollars in the fourth quarter as our newly-acquired preclinical campus in Greenfield, Indiana begins to contribute to our operating results. In Late-Stage Development, central laboratory and clinical development drove strong segment results during the third quarter, including year-over-year revenue growth of 14.4% and record operating margins of 19.7%.

“Net orders in the third quarter were $1.78 billion, driving our backlog over $4.2 billion and representing a book-to-bill ratio of 4.04:1.  Excluding the $1.27 billion dedicated net order from Eli Lilly, net orders were $506 million.  Both central laboratories and clinical development continued to deliver strong net orders in the quarter.”

“In light of our growing backlog, we remain confident in the strong fundamentals of Covance’s business model and market opportunity. However, with approximately 40% of our revenue coming from our overseas operations, the ongoing strengthening of the US Dollar is creating headwind. Based upon current foreign exchange rates, we expect 2008 revenue growth to be in the low-teens.  While foreign exchange will increase pressure on earnings, we plan to closely manage costs and continue to target full year diluted earnings per share of $3.18 or 20% year-on-year growth (excluding the gain on sale in both periods).”

Consolidated Results

($ in millions except EPS)	3Q08	3Q07	Change	2008YTD	2007YTD	Change
Total Revenues	$467.4	$414.7		$1,363.2	$1,195.8
Less: Reimbursable Out-of-Pockets	$27.3	$18.7		$73.8	$60.4
Net Revenues	$440.1	$396.0	11.1%	$1,289.4	$1,135.4	13.6%
Operating Income	$70.0	$60.1	16.4%	$200.2	$167.7	19.4%
Operating Margin %	15.9%	15.2%		15.5%	14.8%
Net Income	$51.1	$44.6	14.6%	$151.1	$125.0	20.8%
Diluted EPS	$0.80	$0.69	15.9%	$2.36	$1.93	22.2%
Gain on Sale, net of tax	—	—		$2.6	—
Net Income Excluding Gain on Sale	$51.1	$44.6	14.6%	$148.5	$125.0	18.8%
Diluted EPS Excluding Gain on Sale	$0.80	$0.69	15.9%	$2.32	$1.93	20.1%

Operating Segment Results

Early Development

($ in millions)	3Q08	3Q07	Change	2008 YTD	2007 YTD	Change
Net Revenues	$215.4	$199.5	8.0%	$630.6	$569.8	10.7%
Operating Income	$54.8	$51.8	5.9%	$159.6	$144.4	10.5%
Margin %	25.5%	26.0%		25.3%	25.4%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products. Early Development net revenues for the third quarter of 2008 grew 8.0% year-over-year to $215.4 million, compared to $199.5 million in the third quarter of 2007. Strong year-on-year growth in North American preclinical labs was offset by softness in clinical pharmacology and slower European preclinical laboratory growth which was further impacted by a decline of the British pound against the US dollar.

Operating income for the third quarter of 2008 increased 5.9% year-over-year to $54.8 million, compared to $51.8 million in the third quarter of last year. Operating margins for the third quarter of 2008 were 25.5% compared to 26.0% in the third quarter of 2007 and 25.4% last quarter.  Third quarter operating margins reflect the impact of start-up costs relating to the recently-acquired Greenfield, Indiana campus and our preclinical entry into China.

Late-Stage Development

($ in millions)	3Q08	3Q07	Change	2008 YTD	2007 YTD	Change
Net Revenues	$224.7	$196.5	14.4%	$658.9	$565.6	16.5%
Operating Income	$44.3	$34.4	28.6%	$126.1	$95.5	32.0%
Margin %	19.7%	17.5%		19.1%	16.9%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval services and market access services). Late-Stage Development net revenues for the third quarter of 2008 grew 14.4% to $224.7 million compared to $196.5 million in the third quarter of 2007. Excluding the impact of the sale of our ECG business, which was divested in November 2007 but remains in the comparison year, Late-Stage Development revenue growth was 18.8%. Growth was again led by a strong performance in central laboratory (which delivered revenue growth in excess of 20% in the quarter on a year-on-year increase in kit volumes and a strengthening of the Swiss franc) and continued accelerating results in clinical development.

Operating income for the third quarter of 2008 was $44.3 million compared to $34.4 million in the third quarter of the prior year. Operating margins for the third quarter of 2008 increased substantially to an exceptional 19.7% from 17.5% in the third quarter of 2007 and 19.2% last quarter on the record operating profit in clinical development and strong performance in central labs.

Corporate Information

The Company’s backlog at September 30, 2008 grew 62.1% year-over-year to $4.25 billion compared to $2.62 billion at September 30, 2007. Included in backlog is $1.27 billion in incremental net orders from Eli Lilly as part of the recently announced ten-year strategic relationship.  Net orders excluding those from the ten-year agreement totaled $506 million in the third quarter.  Foreign exchange negatively impacted the sequential backlog growth by approximately $100 million.

Corporate expenses totaled $29.2 million in the third quarter of 2008 compared to $29.8 million last quarter and $26.1 million in the third quarter of last year. We expect corporate expenses to average approximately 6.5% of revenue as we continue to make investments in infrastructure to enhance our ability to manage future growth.

Cash and cash equivalents at September 30, 2008 were $209 million compared to $196 million at June 30, 2008 and $260 million at September 30, 2007. At September 30, 2008, short-term debt totaled $23 million. Early in the fourth quarter of 2008, the Company borrowed $50 million to finance the purchase of the Greenfield, Indiana campus from Eli Lilly.

Free cash flow for the third quarter was $24 million, consisting of operating cash flow of $87 million less capital expenditures of $63 million. Free cash flow year-to-date was negative $33 million, consisting of operating cash flow of $173 million less capital expenditures of $206 million.  Including the $50 million fourth quarter purchase of the Greenfield campus, we now expect full-year 2008 capital spending to be approximately $315 million. Also, full year free cash flow is expected to be approximately negative $25 million, assuming the same level of DSO as the end of last year.

Net Days Sales Outstanding (DSO) were 41 days at September 30, 2008 compared to 39 days at June 30, 2008 and 47 days at September 30, 2007.

The effective tax rate in the third quarter of 2008 was 28.5%, down from 28.8% last quarter, and we now expect the effective tax rate will be in the 28.5% range for the foreseeable future.

The Company’s investor conference call will be webcast on October 23 at 9:00 am EDT. Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.5 billion, global operations in more than 20 countries, and more than 9,300 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008		2007

Net revenues	$440,109	$395,989	$1,289,453		$1,135,453
Reimbursable out-of-pockets	27,263	18,712	73,779		60,361
Total revenues	467,372	414,701	1,363,232		1,195,814

Costs and expenses:
Cost of revenue	287,804	258,355	848,018		743,812
Reimbursed out-of-pocket expenses	27,263	18,712	73,779		60,361
Selling, general and administrative	64,850	61,089	189,109		174,972
Depreciation and amortization	17,493	16,447	52,172		49,015
Total costs and expenses	397,410	354,603	1,163,078		1,028,160

Income from operations	69,962	60,098	200,154		167,654

Other (income) expense, net:
Interest income, net	(1,531)	(2,298)	(5,628)		(6,771)
Foreign exchange transaction (gain) loss, net	730	(284)	(816)		(238)
Gain on sale of business	—	—	(3,927)		—
Other income, net	(801)	(2,582)	(10,371	)(a)	(7,009)

Income before taxes and equity investee earnings	70,763	62,680	210,525	(a)	174,663

Taxes on income	20,167	18,469	61,220	(a)	51,326

Equity investee earnings	511	403	1,777		1,683

Net income	$51,107	$44,614	$151,082	(a)	$125,020

Basic earnings per share	$0.81	$0.70	$2.40	(a)	$1.96

Weighted average shares outstanding - basic	63,055,229	63,711,628	63,065,488		63,718,720

Diluted earnings per share	$0.80	$0.69	$2.36	(a)	$1.93

Weighted average shares outstanding - diluted	63,994,532	64,728,253	64,052,224		64,758,890

(a) Includes the impact of a $3,927 gain on sale of Cardiac Safety Services ($2,553 net of tax) during the first nine months of 2008.

Excluding the impact of the gain on sale of business in 2008:

Income before taxes and equity investee earnings	—	—	$206,598	—

Taxes on income	—	—	$59,846	—

Net income	—	—	$148,529	—

Basic earnings per share	—	—	$2.36	—

Diluted earnings per share	—	—	$2.32	—

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2008 and DECEMBER 31, 2007

(Dollars in thousands)

	September 30	December 31
	2008	2007
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$209,094	$319,485
Accounts receivable, net	240,761	217,657
Unbilled services	103,960	88,835
Inventory	67,644	54,788
Deferred income taxes	9,997	7,825
Prepaid expenses and other current assets	89,324	81,467
Total Current Assets	720,780	770,057

Property and equipment, net	790,429	646,040
Goodwill, net	105,486	105,486
Other assets	38,211	38,602
Total Assets	$1,654,906	$1,560,185

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$44,677	$32,252
Accrued payroll and benefits	91,450	95,313
Accrued expenses and other current liabilities	64,500	66,838
Unearned revenue	145,701	144,870
Short-term debt	23,000	—
Income taxes payable	27,734	18,887
Total Current Liabilities	397,062	358,160

Deferred income taxes	29,111	32,562
Other liabilities	58,694	59,275
Total Liabilities	484,867	449,997

Stockholders’ Equity:
Common stock	753	746
Paid-in capital	543,572	492,373
Retained earnings	1,084,188	933,106
Other Comprehensive Income:
Cumulative translation adjustment	33,495	45,328
FAS 158 adjustment	(21,174)	(21,174)
Treasury stock	(470,795)	(340,191)
Total Stockholders’ Equity	1,170,039	1,110,188

Total Liabilities and Stockholders’ Equity	$1,654,906	$1,560,185

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007

(Dollars in thousands)

(UNAUDITED)

	Nine Months Ended September 30
	2008	2007
Cash flows from operating activities:
Net income	$151,082	$125,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,172	49,015
Non-cash compensation expense associated with employee benefit and stock compensation plans	19,190	21,472
Deferred income tax (benefit) provision	(5,623)	(2,475)
Gain on sale of business	(3,927)	—
Loss (gain) on sale of property and equipment	795	(1,740)
Equity investee earnings	(1,777)	(1,683)
Changes in operating assets and liabilities:
Accounts receivable	(23,104)	(17,007)
Unbilled services	(15,125)	(15,851)
Inventory	(12,856)	(5,161)
Accounts payable	12,425	6,963
Accrued liabilities	(5,818)	18,901
Unearned revenue	831	12,616
Income taxes payable	11,322	(749)
Other assets and liabilities, net	(6,361)	(13,222)
Net cash provided by operating activities	173,226	176,099

Cash flows from investing activities:
Capital expenditures	(206,179)	(104,820)
Proceeds from sale of business	3,927	—
Other, net	366	111
Net cash used in investing activities	(201,886)	(104,709)

Cash flows from financing activities:
Net borrowings under revolving credit facility	23,000	—
Stock issued under employee stock purchase and option plans	29,158	25,948
Purchase of treasury stock	(130,604)	(61,562)
Net cash used in financing activities	(78,446)	(35,614)

Effect of exchange rate changes on cash	(3,285)	4,245

Net change in cash and cash equivalents	(110,391)	40,021

Cash and cash equivalents, beginning of period	319,485	219,810

Cash and cash equivalents, end of period	$209,094	$259,831